Corcept Therapeutics Announces Fourth Quarter and Full Year 2014 Revenue, Provides 2015 Revenue Guidance and Clinical Update

MENLO PARK, CA -- (Marketwired - January 29, 2015) - Corcept Therapeutics Incorporated (NASDAQ: CORT)

  Fourth quarter 2014 revenue grows to $9.0 million, a 24 percent increase from the prior quarter and a 119 percent increase from the same period last year
  Full year 2014 revenue of $26.6 million exceeds 2013 results by 156 percent
  2015 revenue guidance is $47-53 million
  Dose-finding study completed; efficacy study beginning in Phase 1/2 trial of Korlym® in combination with eribulin (Halaven®) to treat triple-negative breast cancer
  Phase 1 trial of next-generation selective glucocorticoid receptor antagonist CORT 125134 to generate results in the second quarter

Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic, oncologic and psychiatric disorders, today reported its revenue for the quarter and year ended December 31, 2014. The company also provided an update on its clinical programs and issued 2015 revenue guidance.

2014 Fourth Quarter and Full Year Revenue; 2015 Revenue Guidance

Corcept reported estimated net revenue of $9.0 million for the fourth quarter of 2014 and $26.6 million for the full year. The company's estimated cash and cash equivalents were $24.2 million at year-end. Audited results will be available when the company files its Annual Report on Form 10-K with the Securities and Exchange Commission.

The company estimates 2015 net revenue will be between $47 million and $53 million.

"Our Cushing's syndrome revenue grew 24 percent compared to the third quarter and our annual revenue grew 156 percent, year over year," said Joseph K. Belanoff, MD, Corcept's Chief Executive Officer. "We expect physician acceptance of Korlym -- and our revenue -- to continue growing. There are still many patients who could benefit from the medication who have not yet received it."

Progress in Phase 1/2 Trial of Targeted Therapy for Triple-Negative Breast Cancer (TNBC)

Corcept has completed the dose-finding portion of its Phase 1/2 trial of Korlym in combination with eribulin for the treatment of glucocorticoid receptor-positive (GR-positive) TNBC. Recruitment of 20 patients to participate in the trial's efficacy phase is underway. These patients will receive 300 mg of Korlym daily, with eribulin at a dose of 1.1 mg/m2 administered intravenously. Results are expected in 2015.

Although the dose-finding phase of the study was designed to assess only safety and tolerability, some preliminary efficacy data are available. Of the six patients in that phase who received the selected dose, three have TNBC. The only patient known to have GR-positive TNBC exhibited a partial response, defined as a 30 percent or greater reduction in tumor size, and has been on therapy for nine cycles. In contrast, the only patient known to have GR-negative TNBC suffered progression of disease. The third patient with TNBC began treatment recently. Her GR status and response to therapy is not yet known.

The trial builds on pre-clinical and clinical research performed by investigators at the University of Chicago and at Corcept showing that Korlym's competitive blockade of GR inhibits TNBC tumor cells from escaping chemotherapy. Corcept has developed a proprietary CLIA-validated diagnostic test for identifying GR-positive tumors. All patients that enroll in the trial's efficacy phase will have GR-positive TNBC.

Findings of a study reported by University of Chicago researchers at the 2013 San Antonio Breast Cancer Symposium in similar patients showed positive results. In that trial there were six patients with relapsed, metastatic, GR-positive triple-negative breast cancer who received a combination of Korlym and nab-paclitaxel (Abraxane®). Five of the patients responded to treatment: two had complete responses, two had partial responses, and one had stable disease. All of the patients had previously failed taxane-based chemotherapy.

"We are pleased to advance the study of this targeted treatment for a truly terrible disease," said Dr. Belanoff. "Approximately 40,000 women are diagnosed with triple-negative breast cancer each year, the majority of whom have tumors that express GR and may be candidates for this therapy. We expect efficacy results from our study this year. If they replicate the University of Chicago's findings, then we will begin a Phase 3 trial, using our proprietary diagnostic test to screen patients for GR positivity, in 2016."

Results of Phase 1 Trial of CORT 125134 in Second Quarter

The company's lead next-generation selective GR antagonist, CORT 125134, continues to progress through Phase 1, with results expected in the second quarter. "We look forward to seeing the complete Phase 1 results for this exciting compound," said Dr. Belanoff. "It shows great promise in our in vitro and animal models of oncologic and metabolic disorders. If results of the Phase 1 trial are positive, we plan to advance it to Phase 2 for both Cushing's syndrome and an oncologic indication."

Conference Call

Corcept will hold a conference call on January 29, 2015, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss this announcement. To participate, dial 1-888-771-4371 from the United States or 1-847-585-4405 internationally approximately 10 minutes before the start of the call. The passcode is 38869004.

A replay will be available through February 12, 2015 at 1-888-843-7419 from the United States and +1-630-652-3042 internationally. The passcode is 3886 9004.

About Korlym®

Korlym competitively blocks GR, one of the two receptors to which cortisol normally binds, thereby inhibiting the effects of excess cortisol in patients with Cushing's syndrome. Since 2012, Corcept has made Korlym available as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery. Korlym was the first FDA-approved treatment for that illness and the FDA has designated it as an Orphan Drug for that indication.

About Cushing's Syndrome

Endogenous Cushing's syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's syndrome is an orphan indication that most commonly affects adults aged 20-50. An estimated 10-15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients annually in the United States. An estimated 20,000 patients in the United States have Cushing's syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Triple-Negative Breast Cancer

Triple-negative breast cancer is a form of the disease in which the three receptors that fuel most breast cancer growth -- estrogen, progesterone and the HER-2/neu gene -- are not present. Because the tumor cells lack the necessary receptors, treatments that target estrogen, progesterone and HER-2 receptors are ineffective. In 2013, approximately 40,000 women were diagnosed with triple-negative breast cancer. It is estimated that more than half these women's tumor cells expressed the GR receptor. There is no FDA-approved treatment and neither a targeted treatment nor an approved standard chemotherapy regimen for relapsed triple-negative breast cancer patients exists.

About CORT 125134

CORT 125134 is one of Corcept's next-generation selective GR antagonists. It is a potent, competitive antagonist at the GR-II receptor, but does not have affinity for the progesterone, estrogen, AR androgen or GR-I (mineralocorticoid) receptors. The company has begun a Phase 1 study of the safety and tolerability of CORT 125134.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic, oncologic and psychiatric disorders. Korlym, a first generation competitive GR antagonist, is the company's first FDA-approved medication. The company is conducting a Phase 1/2 trial of mifepristone for the treatment of triple-negative breast cancer, a Phase 1 trial of CORT 125134, one of its next-generation selective GR-II antagonists, and has a portfolio of other proprietary selective GR antagonists that competitively block the effects of cortisol but not progesterone. Corcept owns extensive intellectual property covering the use of GR antagonists, including mifepristone, in the treatment of a wide variety of metabolic, oncologic and psychiatric disorders. It also holds composition of matter patents for its selective GR antagonists.

Forward-Looking Statements

Statements made in this news release, other than statements of historical fact, are forward-looking statements. These forward-looking statements, including statements regarding anticipated future revenues, the timing of clinical trials and clinical trial results, continued growth of physician acceptance of Korlym, continued revenue growth and the advancement of clinical trials, are subject to known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements, including the pace of Korlym's acceptance by physicians and patients, the pace of enrollment in or the outcome of the company's Phase 1/2 study of mifepristone in the treatment of triple-negative breast cancer and the Phase 1 study of its next-generation selective GR antagonist, CORT 125134, the effects of rapid technological change and competition, the protections afforded by Korlym's Orphan Drug designation or by Corcept's other intellectual property rights, or the cost, pace and success of Corcept's other product development efforts. These and other risks are set forth in the company's SEC filings, all of which are available from the company's website (http://www.corcept.com) or from the SEC's website (http://www.sec.gov). Corcept disclaims any intention or duty to update any forward-looking statement made in this news release.

Halaven® is a registered trademark used by Eisai Inc. under license from Eisai R&D Management Co., Ltd.

Abraxane® is a registered trademark of Celegene Corporation.

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com